Exhibit 4.23

AGENCY AGREEMENT No. 34-06-03

dated February 22, 2006

This Agreement is entered into by Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director D.Ye. Yerokhin, authorized to act by Charter, on the one part, and Sibirtelecom, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director A.I. Nikitin, authorized to act by Charter, on the other part, hereinafter collectively referred to as the “Parties”, as follows:

SECTION I. GENERAL PROVISIONS

1.         TERMS AND DEFINITIONS

In this Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Agreement:

1.1.                “Agreement” means the Agreement including all Appendices, Revisions, Addenda and Additional Agreements.

1.2.                  “Associated Operator” shall mean a telecommunications operator who meets all of the following criteria:

A.                         (i) Its telecommunications network is connected to the Operator’s network at a local or a zonal level, or

                                      (ii) A telecommunications operator whose telecommunications network is connected to another telecommunications operator’s network which is connected to the Operator’s network at a local or a zonal level,

B.                           Any long-distance and international traffic generated inside such operator’s network is routed via the Operator’s network and Rostelecom network,

C.                           Such operators provide their users with access to long-distance and international telephone communication service offered by Rostelecom,

D.                          Such operator is not included in the “List of associated Operators” given in Appendix No.     to Agreement No.       dated                , concluded between Rostelecom and the Operator.

1.3.                “Users” shall mean legal entities, including subscribers who order and/or use telecommunications service offered by Rostelecom via the Operator.

1.4.                “Reporting period” means a calendar month, during which agreements between Users and Associated Operators were concluded on behalf and at the expense of Rostelecom.

1.5.                “Settlement period” means a calendar month beginning immediately after the Reporting period.

2.         SUBJECT MATTER OF THE AGREEMENT

2.1.                    Pursuant to this Agreement, the Operator undertakes to perform the following legal and other acts, on behalf and at the expense of Rostelecom:

2.1.1.           enter into agreements, on behalf of Rostelecom, using one of the forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, with each of Associated Operators, except as expressly provided for in Paragraphs 6.2., 6.7. and 6.9. below.

2.1.2.           enter, on behalf of Rostelecom, using the form provided in Appendix No. 2 hereto, agreements for provision, by Rostelecom, of long-distance and international telecommunication services, with Users which may apply to Operator for such agreements, by means of a single document.

2.1.3.           where required in connection with the entering into agreements referred to in Paragraph 2.1.1. above, negotiate with all Connection Operators to agree on the terms and conditions of agreements provided in Appendix No. 1 hereto, and generally to do anything as may be necessary to assure that such agreements are entered into with Associated Operators.

3.         GENERAL REQUIREMENTS TO THE FULFILLMENT OF THE COMMISSION

3.1.                    Agreements with Associated Operators as referred to in Paragraph 2.1.1. above shall be entered into with each of the Associated Operators, except as expressly provided for in Paragraphs 6.2., 6.7. and 6.9. below, and further with the exception of:

3.1.1.           Associated Operators whose telecommunication networks are effectively connected to the Operator’s network as of the effective date of this Agreement — until the moment when a network connection agreement is entered into between the Operator and the respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network connection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users;

3.1.2.           other Connection Operators, with the exception of those referred to in Paragraph 3.1.1. — concurrently with a network interconnection agreement being entered into between the Operator and respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network  interconnection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users.

3.2.                    Where a Form 1 or a Form 2 agreement referred to in Paragraph 2.1.1. is entered into with Associated Operators, the Operator shall not depart from the terms and conditions of such agreements as stated in Form 1 or Form 2, respectively, of Appendix No. 1 hereto. If a Associated Operator refuses to enter into an agreement on terms and conditions set forth in Form 1 or Form 2 of Appendix No. 2 to this Agreement, proposing amendments to such terms and conditions, the Operator shall not agree to such amended terms and conditions without Rostelecom’s prior written consent.

3.3.                    Where an agreement referred to in Paragraph 2.1.2 is entered into with Users, the Operator shall not depart from the terms and conditions of such an agreement as set forth in Appendix No. 2 hereto.

SECTION II. ENTERING INTO AGREEMENTS WITH ASSOCIATED OPERATORS

4.         AGREEMENT OFFERINGS

4.1.                    Within fifteen (15) days after the effective date of this Agreement, the Operator shall submit to Rostelecom a list of Associated Operators (see Appendix No. 4) specifying trade name, legal and actual address, based on information available with the Operator, with which agreements are to entered into using forms provided in Attachment No. 1.

4.2.                    Within ten (10) days after the effective date of this Agreement, Rostelecom shall issue a power of attorney to the Operator authorizing the latter to perform actions described in Paragraph 2.1 above. of this Contract Such power of attorney shall be with the right of sub-delegation.

4.3.                    Within ten (10) days after receipt of the power of attorney from Rostelecom as referred to in Paragraph 4.2. above, the Operator shall send each Associated Operator a cover letter with a binding offer prepared based on Form 1 and a binding offer prepared based on Form 2 as provided in Appendix No. 1 hereto (hereinafter collectively the “Binding Offers” and separately “Binding Offer”) attached, each in three counterparts. Each counterpart of the Binding Offers so given shall be signed by the Operator’s authorized signatory. Also, a copy of the power of attorney referred to in Paragraph 4.2. shall be enclosed with the Binding Offers. of this Contract.

4.4.                    A cover letter to the Associated Operator referred to in Paragraph 4.3. above shall contain the following:

4.4.1.           An offer to the Associated Operator to accept either of the proposed Binding Offer options (Form 1 or Form 2), at the Associated Operator’s discretion.

4.4.2.           a reasonable time period for the acceptance of the Binding Offer. Such time period shall be determined by the Operator at its discretion, provided that it shall not exceed thirty (30) days after the date on which the Binding Offers are sent to the Associated Operator.

4.4.3.           Acceptance format requirements as defined in Paragraph 5.1 below. of this Contract.

4.5.                    Within three (3) business days after expiration of the time period referred to in Paragraph 4.3, the Operator shall provide a report on offers forwarded to Associated Operators in Excel format by e-mail to the address: RVGromiko@tcms8.ru. Or by fax No. (383)-22-00-328 in the form of Appendix No. 3.

5.         ACCEPTANCE

5.1.                    An acceptance of a Binding Offer by a Associated Operator shall only be acknowledged by the Operator if executed in the following manner and with the time period allowed for such acceptance in the cover letter pursuant to Paragraph 4.4.1 above, and in particular provided that:

- the Associated Operator submitted two counterparts of accepted Binding Offer signed by an authorized representative of the Associated Operator and verified with the Associated Operator’s seal.

5.2.                    If the Associated Operator accepts one of the Binding Offers sent to it, one counterpart of the binding agreement signed by the Operator and the Associated Operator shall be submitted to Rostelecom within five (10) business days after the date on which such documents are received by the Operator from the Associated Operator.

5.3.                    This Agreement may provide for circumstances (see Article 6 below) in which the Operator may be obligated to acknowledge acceptance of a Binding Offer executed in a manner inconsistent with the provision of Paragraph 5.1 above. of this Contract.

6.         NO ACCEPTANCE

6.1.                    If a Associated Operator to whom Binding Offers were given does not accept either of them, then, pursuant to the terms and conditions stated in Article 5 of this Agreement, the Operator shall notify Rostelecom to that effect within time frames referred to in Paragraphs 6.2, 6.7, 6.9 below and shall concurrently provide Rostelecom with the following information:

-                                  Associated Operator’s trade name;

-                                  Associated Operator’s legal and physical addresses;

-                                  Names of contact persons;

-                                  Grounds or reasons for disagreement, if the Associated Operator submitted a letter to the Operator stating reasons for its disagreement with the proposed agreement;

-                                  Contact telephones, faxes, e-physical address.

6.2.                    If within the time period provided for acceptance of the Binding Offer by a Associated Operator, the Operator receives a message from the Associated Operator stating its refusal to enter into the agreement or its intent to enter into an agreement whereof subject matter is different from that stated in Form 1 or Form 2 of Appendix No. 1, or if no message related to the Binding Offer is received by the Operator or Rostelecom, the Operator shall notify Rostelecom to that effect within three (3) business days after the expiration of the time period provided for acceptance by the Associated Operator. The Operator shall be discharged from its agency obligations with respect to the relevant Associated Operator as from the moment when the information referred to in Paragraph 6.1. is sent to Rostelecom.

6.3.                    If within the time period provided for acceptance of the Binding Offer by a Associated Operator, the Operator receives a message from the Associated Operator stating its willingness to enter into the agreement on terms and conditions (other than subject matter) different from those stated in Form 1 or Form 2 of Appendix No. 1, i.e. a counter-offer, the Operator shall notify Rostelecom to that effect within three (3) business days after the expiration of the time period provided for the acceptance by the Associated Operator.

6.4.                    Within ten (10) days after receipt of notice from the Operator as referred to in Paragraph 6.3., Rostelecom shall notify the Operator of its full or partial consent or refusal to give consent to the Associated Operator’s counter-proposals.

6.5.                    If full consent to the Associated Operator’s counter-proposals is given by Rostelecom, the Operator shall accept the Associated Operator’s counter-offer; in case of Rostelecom’s partial consent or refusal to give consent to the Associated Operator’s counter-proposals, the Operator shall negotiate with the Associated Operator to agree on the terms and conditions of the Binding Offer which were not accepted by the Associated Operator. Maximum duration of such negotiations shall not exceed fifteen (15) days after their commencement date. The Operator shall notify Rostelecom of the results of such negotiations within three (3) business days after their completion. If as the result of such negotiations the Associated Operator gave full consent to the terms and conditions of the Binding Offer based on either Form 1 or Form 2 as provided in Appendix No. 1 and accepted such Binding Offer, the Operator shall, concurrently with the negotiations results notice, submit documents referred to in Paragraph 5.2 above to Rostelecom. of this Contract.

6.6.                    If as the result of such negotiations, the Associated Operator did not give full consent to the terms and conditions of the Binding Offer based on either Form 1 or Form 2 as provided in Appendix No. 1, Rostelecom shall within five (5) business days after receipt of the negotiations result notice from the Operator as provided for in Paragraph 6.5. above, shall resolve upon whether entering into an agreement with the Connected  Operator on the terms and conditions proposed by the latter (i.e. acceptance of counter-offer) is possible.

6.7.                    If Rostelecom notifies the Operator within the time period referred to in Paragraph 6.6. above of its willingness to enter into the agreement on the terms and conditions proposed by the Associated Operator, the Operator shall enter into an agreement with the Associated Operator on  the terms and conditions agreed upon as the result of negotiations, accept the Associated Operator’s counter-offer and submit originals of executed agreement and/or documents evidencing the entering into such agreement with the Associated Operator on such terms and conditions within three (10) business days. If Rostelecom notifies the Operator within the time period referred to in Paragraph 6.6. above of its decision not to enter into the agreement on the terms and conditions proposed by the Associated

Operator, the Operator shall be relieved from its agency obligations with respect to the relevant Associated Operator as from the moment of receipt of such notice.

6.8.                    If within the time period provided for the acceptance of the Binding Offer by the Associated Operator the latter gives full and unconditional acceptance of the Binding Offer whether based on Form 1 or Form 2, but other than in compliance with the Binding Offer acceptance requirements set forth in Article 5, the Operator shall notify Rostelecom to that effect within three (10) days after receipt of such acceptance of the Binding Offer from the Associated Operator. Rostelecom shall, within three (3) days after receipt of such notice from the Operator, determine whether such acceptance is to be considered valid and sufficient and shall notify the Operator of such a determination.

If the Associated Operator gives full and unconditional acceptance of the Binding Offer whether based on Form 1 or Form 2, but with a delay of not more than 30 days, and provided no other breach of Binding Offer acceptance requirements exists, Rostelecom shall determine that such acceptance is to be considered valid and sufficient, and shall take action described in Paragraph 6.9 below.

6.9.                    If Rostelecom determines acceptance to be valid and sufficient, the Operator shall, within three (10) business days after receipt of a notice from Rostelecom stating such determination, submit documents to Rostelecom evidencing the entering into an agreement on terms and conditions as set forth in Form 1 or Form 2 of  Appendix No. 1 to this Agreement. If Rostelecom determines acceptance by the Associated Operator to be invalid and/or insufficient, the operator shall, within three (3) business days after receipt of a notice from Rostelecom stating such determination, give a message to the Associated Operator requiring it to give acceptance on the terms and conditions provided in Paragraph 5.1 above. If the Operator does not receive from the Associated Operator acceptance of the Binding Offer on the above terms and conditions and before expiration of the time period provided for such acceptance, the Operator shall be relieved from its agency obligations with respect to the relevant Associated Operator.

SECTION III. CONCLUDING AGREEMENTS WITH USERS

7.         CONCLUDING AGREEMENTS WITH USERS

7.1.                  Whenever any User (or its properly authorized representative) applies to the Operator for an agreement for provision by Rostelecom of long-distance and international telecommunications service, the Operator shall forthwith enter into an agreement with such User in accordance with the form provided in Appendix No. 2 to this Agreement.

7.2.                  The agreement with the User is signed in three copies and sealed with the stamps of its parties. One of the copies is given to the relevant User, and another is forwarded to Rostelecom not later than the 8 day of the month following the month, in which such agreement was signed with the User.

SECTION IV. MISCELLANEOUS

8.         AGENCY FEE AND REIMBURSEMENT OF AGENT’S EXPENSES

8.1.                    In consideration of performance, by the Operator, of its agency obligations hereunder, Rostelecom shall pay agency fees to the Operator as follows:

8.1.1.           For each agreement entered into with a Associated Operator pursuant to Paragraph 2.1.1. of this Agreement, Rubles twenty thousand (20,000) if the agreement is entered into in accordance with Form 1 of Appendix No. 1, or Rubles forty thousand (40,000) if the agreement is entered into in accordance with Form 2 of Appendix No. 1, provided that:

a)                           the agreement is entered into by the Operator on the terms and conditions set forth in respective forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, or

b)                          the agreement is entered into by the Operator on terms and conditions different from those set forth in Appendix No. 1 hereto, based on a determination made by Rostelecom in accordance with Paragraphs 6.6. and 6.7.

The fee is stated net of VAT which shall be calculated at a rate applicable at the time when appropriate invoice is issued.

8.1.2.           for each agreement entered into with a User pursuant to clause 2.1.1 of the Agreement, a lump sum of Rubles 500 (five hundred) net of VAT calculated at the rate valid at the moment of the relevant invoice.

8.2.                    Rostelecom further undertakes to reimburse the Operator for any properly evidenced expenses incurred by it in connection with performance of its agency obligations hereunder.

9.         REPORTS AND MUTUAL SETTLEMENTS PROCEDURE

9.1.                  Mutual settlements shall be effected on a monthly basis, pursuant to this Agreement and on the basis of the Operator’s Agency Report (the “Operator’s Report”) substantially in the form provided in Appendix No. 3.

9.2.                  The Operator shall, before the 8th day of the Billing Period, submit the Operator’s Report, together with a bill and VAT invoice, to Rostelecom. These documents shall also be supported by originals of source documents evidencing expenses incurred by the Operator to perform its agency obligations hereunder. Copies of the Operator’s Report, bills and VAT invoices shall be given to Rostelecom by a facsimile transmission with confirmation report, while original documents shall be sent by registered mail with receipt acknowledged. The date of facsimile transmission shall be the effective date of documents delivery. Invoices are submitted within the deadlines specified by RF tax code.

9.3.                  Rostelecom shall review the documents submitted by the Operator and, provided it does not have any objections, shall approve the Operator’s Report within two (2) business days after the receipt of the Operator’s Report. If Rostelecom has objections against the documents submitted by the Operator, Rostelecom shall give written notice to the Operator of such objections within two (2) business days after receipt of documents by facsimile. In any such case, Rostelecom shall approve the Operator’s Report with such objections. A copy of the approved Operator’s Report shall be given to the Operator by facsimile, while original documents shall be sent by registered mai with receipt acknowledged.

9.4.                  Rostelecom shall, within ten (10) days after approval of the Operator’s Report, pay the Operator agency fee calculated in accordance with Paragraph 8.1. above, and shall reimburse the Operator for  any and all properly evidenced expenses incurred by the Operator in connection with performance of its agency obligations hereunder. If the Operator’s Report is approved with objections, payment shall be limited to the uncontested amount.

9.5.                  To eliminate objections against the documents submitted by the Operator, the Parties shall, within 10 business days after the date when Rostelecom gives written notice of such objections to the Operator, hold negotiations and shall reconcile / analyze their respective data. Based on the results of such reconciliation, the Parties shall execute a Report of reconciliation of mutual accounts (the “Reconciliation Report”) and, where necessary, shall adjust payments due for future Billing Periods. By signing the Reconciliation Report between the Parties, Rostelecom shall acknowledge approval of the Operator’s Report.

9.6.                  Quarterly and upon necessity Rostelecom and the Operator perform the inspection of mutual settlements. The Reconciliation Report of Mutual Settlements is drawn up by the penaltyed party in two counterparts and signed by the authorized representatives of the Parties. The Party to which a Reconciliation Report is given shall either sign the Reconciliation Report or raise objectives regarding reliability of the information contained therein within twenty (20) days after the date on which the Reconciliation Report is sent.

10.      RESPONSIBILITY OF PARTIES

10.1.            The Parties shall be held responsible for their failure to perform, or improper performance, of their respective obligations hereunder in the manner and within the scope as provided for by the applicable law of the Russian Federation and this Agreement.

10.2.            Indemnity shall be given for actual damage inflicted upon the other Party by the Party’s failure to perform or improper performance of its obligations hereunder.

10.3.            If either Party breaches any deadline for the performance of its obligations hereunder, or performs such obligations in an unsatisfactory manner, the delinquent Party shall pay the other Party, upon the latter’s request, a penalty of 0.01% of the total agency fee specified in Paragraphs 8.1.1 and 8.1.2. above in respect of the calendar month during which such breach occurred, for each day of a delay with proper performance of its obligations, but not more than 10% of such agency fee amount. The penalty shall be paid within 10 days after receipt of an appropriate request from the other Party.

11.      CONFIDENTIALITY

11.1.            The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement.

11.2.            Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

12.      EFFECTIVE PERIOD AND TERMINATION PROVISIONS

12.1.            This Agreement is entered into for one year and shall take effect from the moment when it is signed by the Parties. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. The number of periods for which the effect hereof can be prolonged is not limited. The rights and obligations of the Parties arise from the moment of the ratification by the competent authorities of the Parties if such decision is required by the current law of the Russian Federation.

12.2.            Early termination of this Agreement shall be possible upon mutual consent of the Parties or for other causes provided for by the applicable law of the Russian Federation.

12.3.            Upon termination of this Contract, the Parties shall settle mutual accounts within thirty days after the termination date.

13.      MISCELLANEOUS

13.1.            This Agreement is prepared in two counterparts of equal legal effect, one counterpart for each Party.

13.2.            Neither Party shall assign any of its rights and obligations hereunder within prior written consent of the other Party.

13.3.            Each Party acknowledges the other Party’s rights to all brands, trademarks and names and covenants not to make any use thereof within prior written consent. The covenants undertaken herein shall survive termination of this Agreement.

13.4.            Authority to enter into agreements with Associated Operators in accordance with the form provided in Attachment No. 1 shall not be delegated to any third parties within Rostelecom’s consent.

13.5.            Any notices and communications may be given by the Parties via facsimile, electronic mail, registered mail or courier delivery service with receipt acknowledged. A delivery confirmation generated by appropriate e-mail software or, in case of facsimile transmission of a notice, a copy of the notice with sender’s fax machine stamp (report) evidencing normal transmission to proper telephone number, shall be sufficient evidence of delivery.

13.6.            Appendix List:

Appendix No. 1 Agency Agreement Forms (Form 1 and Form 2).

Appendix No. 2 Form of agreement for provision of long-distance and international telecommunications by Rostelecom.

Appendix No. 3 Operator’s Agency Report.

Appendix No. 4 List of Associated Operators

13.7.            Either Party to this Agreement may propose on amendments hereto. Any amendments and additions properly agreed upon and executed shall constitute integral parts of this Agreement.

14.                   SIGNATURES AND DETAILS OF THE PARTIES

Full or statement name of the company	OAO Rostelecom	OAO Sibirtelecom:
Location	Delegatskaya st. 5, 127091, Moscow, Russian Federation	M. Gor’kogo, 53, 630099, Novosibirdk, Russian Federation
Postal address	2nd street of Soyuza Molodezhi, 630082, Novosibirsk, Russian Federation	M. Gor’kogo, 53, 630099, Novosibirdk, Russian Federation
Telephone: Telephone (by the postal address)	(383-2) tel. 22-36-56, fax 28-24-53	(383-2) tel. 19-11-06, fax 23-54-45
Account number:	Acc. 40702810044090100360, Corr. Acc. 30101810500000000641, BIC 045004641	Acc. 40702810144070102945, Corr. Acc. 30101810500000000641, BIC 045004641
Full name of the banking establishment	Siberian bank of RF Savings Bank, the city of Novosibirsk, Central OSB No. 0139/0279	Siberian bank of RF Savings Bank, the city of Novosibirsk, Central OSB No. 139
Identification number TIN/KPP	7707049388 / 540202001	5407127828 / 997760001
Industry code by OCIEA	64.20	64.20
Company code by OKPO	17514186	01158832

Rostelecom: General Director OAO Rostelecom	Operator: General Director OAO Sibirtelecom:

/signed/ D.Ye. Yerokhin dated February 22, 2006 Seal here	/signed/ A.I. Nikitin dated February 22, 2006 Seal here